Exhibit (k)(2)

NORTHSTAR/TOWNSEND INSTITUTIONAL REAL ESTATE FUND INC.

FORM OF
SUB-ADVISER ADMINISTRATION AGREEMENT

This Sub-Adviser Administration Agreement (this “Agreement”) is made as of _____, 2017, by and between NorthStar/Townsend Institutional Real Estate Fund Inc., a Maryland corporation (the “Company”) that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company that is operated as an interval fund pursuant to rule 23c-3 under the 1940 Act, and CNI TCEF Advisors, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, subject to the terms and conditions set forth herein, the Fund desires to engage and retain the Administrator to provide certain administrative services, personnel, and facilities, and the Administrator is willing to accept such engagement and retention; and

WHEREAS, pursuant to the terms of an administration, bookkeeping and pricing services agreement, dated as of _____, 2017 (the “ALPS Administration Agreement”), by and between the Company and ALPS Fund Services, Inc., a Colorado corporation ( “ALPS”), the Company has appointed ALPS to perform certain administrative services for the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Administrator and the Company hereby agree as follows:

ADMINISTRATIVE SERVICES

1.           Administrative Duties of the Administrator.

(a)          Engagement. The Company hereby engages and retains the Administrator to render the administrative services, or arrange for and oversee the rendering of such services by a third party (each an “Appointed Servicer”), subject to review by and the overall control of the board of directors of the Company (the “Board”), and to assume the obligations set forth in this Agreement, for the period and subject to the terms and conditions set forth herein. The Administrator hereby accepts such engagement and retention.

(b)          Services, Personnel, and Facilities. At the request of the Company, and for the period and subject to the terms and conditions herein set forth, the Administrator (or, as applicable, its affiliates or any Appointed Servicers) shall render the administrative services, personnel, and facilities necessary for the operation of the Company. Without limiting the generality of the foregoing, the administrative duties of the Administrator shall include the following:

(i)          provide the Company with clerical, bookkeeping, accounting, recordkeeping, legal, and all such other administrative services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or advisable for the Administrator to carry out its duties under this Section 1(b);

(ii)         on behalf of the Company, enter into agreements and/or conduct relations (including compliance related services) with Appointed Servicers, including but not limited to custodians, depositories, transfer agents, distribution payment agents, shareholder servicing agents, accountants, auditors, tax consultants, advisers and experts, compliance officers, escrow agents, attorneys, dealer-managers, brokers and dealers, investor custody and share transaction clearing platforms, marketing, sales and advertising materials contractors, public relations firms, investor communication agents, printers, insurers, banks, independent valuation firms, and other persons in any other relevant capacity deemed to be necessary or advisable for the Administrator to carry out its duties under this Section 1(b);

(iii)        subject to the approval of the Board, enter into one or more administration agreements by and between the Company and/or the Administrator and an Appointed Servicer, pursuant to which such Appointed Servicer will perform certain administrative services for the Company, and for which the Company may pay a separate fee, in each case as shall be necessary or advisable for the Administrator to carry out its duties under this Section 1(b);

(iv)        make reports to the Board of the performance of the Administrator’s duties under this Section 1(b);

(v)         furnish advice and recommendations to the Board with respect to such other aspects of the administration of the Company’s business and affairs as the Administrator shall reasonably determine to be advisable;

(vi)        assist the Company in (A) the preparation of the financial and other records that the Company is required to maintain and (B) the preparation, printing, dissemination, and filing, as applicable, of reports that the Company is required to furnish to shareholders and reports and other materials that the Company is required to file with or furnish to the Securities and Exchange Commission (the “SEC”) or any state or jurisdiction where any offering of the Company’s shares or other securities is registered or otherwise reported;

(vii)       monitor the Company’s compliance with the asset coverage requirements of Section 18 of the 1940 Act and the applicable requirements of the Internal Revenue Code of 1986, as amended (the “Code”);

(viii)      in the event that the Company determines that it is necessary to make investments on behalf of the Company through a subsidiary (each a “Subsidiary”), monitor each Subsidiary’s compliance with the applicable requirements of the Code;

(ix)         (A) assist the Company in determining and publishing the Company’s daily net asset value in accordance with the Company’s applicable policy as the Board shall adopt from time to time, (B) oversee the preparation and filing of the Company’s tax returns, and (C) generally oversee and monitor the payment of the Company’s expenses; and

(x)          oversee the performance of administrative and other professional services rendered to the Company by Appointed Servicers.

2.           Records. Subject to review by, and the overall control of, the Board, the Administrator shall maintain and keep all books, accounts and other records of the Administrator that relate to administrative services performed by the Administrator hereunder (“Records”) as required under the 1940 Act and the rules and regulations promulgated thereunder. The Administrator shall at all reasonable times have access to the books and other records of the Company that relate to the administration of its business and affairs. The Administrator agrees that all Records shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Administrator shall preserve all Records in the manner and for the periods prescribed by the 1940

Act, unless any such Records are surrendered earlier as provided above. Notwithstanding the foregoing, the Administrator shall have the right to retain copies or originals of Records to the extent required by applicable law, subject to the confidentiality obligations under this Agreement.

3.           Allocation of Expenses. Subject to the limitations set forth in this Agreement, the Company shall bear all costs and expenses for the administration of its business and affairs. Such costs and expenses shall include but not be limited to: the cost of organizing as a Maryland corporation, including the cost of legal services and other fees pertaining to the Company's organization, plus the costs and expenses pertaining to the offering of the Company's shares of common stock ("Shares"), including the costs associated with assembling, printing and mailing offering materials, processing subscription agreements, generating advertising and sales materials, legal and accounting services provided to the Company, and registration and qualification of securities under federal law, including taxes and fees (collectively, "Organization and Offering Expenses"); corporate and organizational expenses relating to borrowings and offerings of the Shares and other securities and incurrences of any indebtedness, subject to limitations included in this Agreement; the cost of calculating the Company's daily net asset value, including the cost of any third-party valuation services; the cost of effecting sales and repurchases of the Shares and other securities; investment advisory fees of the Adviser; fees payable to third parties relating to, or associated with, making, monitoring and disposing of investments and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments; reasonable travel costs associated with due diligence or monitoring of investments; the fees, costs and operating expenses relating to the Administrator or any of its subsidiaries; the fees and costs relating to any special purpose vehicles formed to make investments on behalf of the Company either directly or through a Subsidiary; research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); transfer agent, administration and custodial fees; fees and expenses associated with the Company's marketing efforts; interest payable on debt, if any, incurred to finance the Company's investments; federal and state registration fees; federal, state and local taxes; the fees and expenses of any directors of the Company who are not affiliated persons (as defined in the 1940 Act) of the Adviser; costs of proxy statements, shareholders' reports and notices; fidelity bond, directors and officers/errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs; fees and expenses associated with independent audits and outside legal costs, including compliance with the Sarbanes-Oxley Act of 2002; costs associated with the Company's reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws; brokerage commissions for the Company's investments; and all other fees and expenses incurred by the Administrator or the Company in connection with administering the Company's business, including all fees and expenses incurred by the Administrator in performing its obligations under this Agreement and the reimbursement of the allocable portion of the compensation (which may include, but is not limited to, salary, benefits, bonuses and incentive compensation, if any) of certain of the Company's administrative personnel (which shall not include the Company's Chief Financial Officer or the Company's Chief Compliance Officer), to the extent they are not controlling persons of the Administrator or any of its affiliates, subject to the limitations included in this Agreement.

4.           Reimbursement of Expenses; Limitations. Subject to the limitations set forth below, and in connection with the administration of the Company’s business and affairs, at the end of each fiscal quarter the Company shall reimburse the Administrator for: (a) all expenses of the Company incurred by the Administrator (or by any affiliate thereof) and (b) the actual cost of goods and services used for the Company that are obtained by the Administrator (or any affiliate thereof). The Company may reimburse the Administrator for the administrative services, certain personnel, and facilities performed by the Administrator (or by any affiliate thereof) that are necessary for the prudent operation of the Company; provided, however, that such reimbursement shall be an amount equal to the lower of (i) the

Administrator’s (or such affiliate’s) actual cost and (ii) the amount the Company would be required to pay third parties for the provision of comparable administrative services, personnel, and facilities in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, allocations or other reasonable methods. The Company may also reimburse the Administrator for reasonable travel expenses of certain executive officers of the Sub-Adviser, in the performance of such executive officer's duties under this agreement; provided that such reimbursement is approved annually by a majority of the Independent Directors (as defined below). The Administrator shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

5.           No Fee. In full consideration for the administrative services, personnel, and facilities provided by the Administrator (and its affiliates) pursuant to this Agreement, the parties acknowledge that there shall be no separate fee paid to the Administrator (or its affiliates) in connection with the administrative services, personnel, and facilities provided by the Administrator (and its affiliates).

OTHER PROVISIONS

6.           Confidentiality. Each party hereto agrees that it shall treat confidentially all information provided by the other party regarding such other party’s business and operations or by any investment adviser to the Company. Each party agrees that all such information, including all “nonpublic personal information” (as defined under the Gramm-Leach-Bliley Act of 1999, as amended), shall be used solely for the purpose of rendering services pursuant to this Agreement or any other agreement between or among the parties hereto for the provision of services to the Company. Except as may be required in carrying out this Agreement, each party agrees that it shall not disclose any such information to any third party, without the prior consent of the other party, except that such information may be disclosed to an affiliate or agent of the disclosing person to be used for the sole purpose of rendering services pursuant to this Agreement or any other agreement between or among the parties hereto for the provision of services to the Company. The foregoing shall not be applicable to any information that is (a) publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement; or (b) required to be disclosed to any regulatory authority, by judicial or administrative process or otherwise by applicable law or regulation.

7.           Independent Contractor Status. The Administrator, its affiliates, and any others with whom the Administrator contracts or otherwise arranges to provide the services set forth herein, shall each, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed to be an agent of the Company.

8.           Other Activities of the Administrator. Subject to all applicable law, the services of the Administrator to the Company are not exclusive, and the Administrator may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), director, officer or employee of the Administrator to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Administrator and directors, officers, employees, partners, shareholders, members and managers of the Administrator and its affiliates are or may become interested in the Company as shareholders or otherwise.

9.           Responsibility of Dual Directors, Officers and Employees. If any person who is a manager, partner, member, director, officer and/or employee of the Administrator is or becomes a director, officer and/or employee of the Company and acts in such capacity in any business of the Company, then he or she shall be deemed to be acting in such capacity solely for the Company, and neither as a manager, partner, member, director, officer and/or employee of the Administrator nor as under the control or direction of the Administrator, even if paid by the Administrator.

10.         Indemnification; Limitation of Liability.

(a)          Except as set forth in this Section 10, none of the Administrator, any of its affiliates or its or their respective partners, officers, directors and employees (“Affiliates”), or any person who controls (within the meaning of the Securities Act of 1933, as amended), is controlled by or is under common control with the Administrator (“Control Persons”), shall be (i) subject to any liability to the Company, any of its affiliates or its or their respective partners, officers, directors and employees, or any of the Company’s shareholders for any error of judgment or mistake of law, exercise of fiduciary duty (regardless of to whom such duty is owed), or any other act or omission in the course of or otherwise related to rendering services pursuant to this Agreement, for any losses that may be sustained in the purchase, holding or sale of any security by the Company, or as a result of any activities of any other person appointed by the Administrator or otherwise retained by the Company to provide services to the Company; or (ii) subject to any liability to the Company or any of the Company’s shareholders in connection with the matters to which this Agreement relates; provided that nothing herein shall be construed to protect the Administrator against (A) its, its Affiliates or any of its Control Persons’ willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (B) any untrue statement of a material fact (or an omission of such statement) contained in any prospectus of the Company, offering statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company or the Administrator (“Disclosure Documents”) to the extent that such statement was (x) made in reliance on information furnished in writing to the Company by the Administrator, its Affiliates or its Control Persons and (y) the Administrator, its Affiliates or its Control Persons consented to the disclosure. Additionally, each of the Administrator, its Affiliates and its Control Persons may consult with legal counsel, accountants and other experts selected by the Administrator and shall not be subject to any liability to the Company or any of the Company’s shareholders for acting (or refraining from acting) on behalf of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other experts.

(b)          The Company agrees to indemnify and hold harmless the Administrator, its Affiliates and its Control Persons (each a “Administrator Indemnified Party”) against all losses, damages, costs and expenses, together with all legal (including reasonable attorney’s fees) and other expenses (collectively, “Losses”), reasonably incurred by a Administrator Indemnified Party with respect to (i) any matter with respect to the operations of the Company, the services of the Administrator under this Agreement, and the services of any other person appointed by the Adviser or retained by the Company to provide services to the Company, other than liabilities occurring as a result of the Administrator’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, Offering Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company, unless such statement was made in reliance on and in conformity with written information furnished to the Company and the Adviser by the Administrator for use therein. In addition, the Adviser agrees to indemnify and hold harmless each Administrator Indemnified Party against all Losses reasonably incurred by a Administrator Indemnified Party arising from (i) the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations under the Advisory Agreement or; or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, Offering Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company or the Adviser to the extent that such statement was made in reliance on and in conformity with written information furnished to the Company by the Adviser for use therein.

Notwithstanding the foregoing, in no case shall the Company’s indemnity hereunder be inconsistent with the laws of the State of Delaware or the Company’s organizational documents. Notwithstanding anything set forth in this Section 10 to the contrary, nothing contained herein shall protect or be deemed to protect the Administrator Indemnified Parties against or entitle or be deemed to entitle the Administrator Indemnified Parties to indemnification in respect of any liability to the Company or its shareholders to which the Administrator Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

11.         Effectiveness and Term; Termination of Agreement.

(a)          Effectiveness and Term. This Agreement shall become effective as of the date first set forth above. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, including the vote of a majority of the Company’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement (the “Independent Directors”), in accordance with the requirements of the 1940 Act, or (ii) by the vote of the holders of a majority of the outstanding voting securities of the Company entitled to vote and the vote of a majority of the Company’s Independent Directors.

(b)          Termination. This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Administrator upon 60 days’ prior written notice; (ii) by the Company upon 60 days’ prior written notice and the vote of a majority of Independent Directors; or (iii) as otherwise required by applicable law. The provisions of Sections 6 and 10 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits of Section 10, notwithstanding any termination of this Agreement.

(c)          Payments to and Duties of the Administrator Upon Termination.

(i)          After the termination of this Agreement, the Administrator shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements payable to the Administrator prior to termination of this Agreement, including any deferred fees.

(ii)         The Administrator shall promptly upon termination:

(A)         deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)         deliver to the Board all assets and documents of the Company then in custody of the Administrator; and

(C)         cooperate with the Company to provide an orderly transition of services.

12.         Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by Company’s organizational documents or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein.

To the Board or the Company:

NorthStar/Townsend Institutional Real Estate Fund Inc.

c/o Colony NorthStar, Inc.

399 Park Avenue, 18th Floor

New York, New York 10022

To the Administrator:

CNI TCEF Advisors, LLC

c/o Colony NorthStar, Inc.

399 Park Avenue, 18th Floor

New York, New York 10022

with a copy to:

CNI TCEF Advisors, LLC

c/o Colony NorthStar, Inc.

515 S. Flower Street, 44th Floor

Los Angeles, California 90071

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 12.

13.         Amendments. This Agreement may be amended by mutual written consent of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

14.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

15.         Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including without limitation Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the 1940 Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, if any, the latter shall control. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

NORTHSTAR/TOWNSEND INSTITUTIONAL REAL ESTATE FUND INC.

By:
Name:
Title:

CNI TCEF ADVISORS, LLC

By:
Name:
Title: